EXHIBIT 10.3


April 17, 2001

Mr. Robert S. Vail
Small Town Radio, Inc.
12600 Deerfield Parkway, Suite 100
Alpharetta, GA  30004

         Re: Search Agreement/Level II
         with Small Town Radio ("Client") for President/GM(position)

Dear Robin:

Thank you for choosing Igk Media Staffing Network, Inc. ("Igk MSN") for your executive placement needs. The following will set forth our agreement and understanding with respect to the placement of full time Igk MSN Level II employee (the "Candidate"). Any pre-agreed upon changes will be reflected in the attached Schedule "A".

1. Igk MSN agrees to provide Client with qualified candidates for placement with Client Services to include screening, qualifying and reference checks. For additional fees, Igk MSN will do required testing, training, profiling and background checks as the law allows.

2.                 In consideration of such services by Igk MSN, Client
                  shall pay Igk MSN a placement fee equal to 33% of any referred Candidate's first year's estimated gross compensation payable as follows: The placement fee for a Igk MSN Level II Candidate will be payable by Client should Client or any affiliate of the Client employ, or otherwise engage a referred Candidate on a temporary, permanent or contract basis, for any position, directly, or indirectly, within one (1) year after Igk MSN's last communication to Client regarding such Candidate.

                           2A) A non-refundable retainer fee of 1/3 of the expected fee will be due upon contract signing. Search will not begin until retainer is received by Igk MSN. The remaining 2/3 will be due upon first day that new hire begins.

                           2B) Client agrees not to refer or otherwise identify any Candidate to any other entity, which might hire the Candidate. In such event, the Client will be responsible for the payment to Igk MSN of a placement fee.

                           2C) Any applicable candidate previously interviewed personally by Client in the 12 preceding months will not be considered as a Candidate. Any applicant in Client's files that has not been interviewed by client in the preceding 12 months will be considered a Candidate and be subject to compensation.

3.                 For purposes of this Agreement, gross compensation of
                  the Candidate for which Igk MSN shall be entitled to a fee shall include: earnings, salary, commissions, guarantees, draws and bonuses. Gras compensation shall not include business expenses, car/entertaining allowances, and any profit sharing, pension and health benefits. Igk MSN shall have the right to inspect all books and records of the client relating to the terms and conditions of employment of the Candidate. Igk MSN will use its best efforts to estimate the expected 12 month gross compensation for the Candidate in order to compute its placement fee.

4.                 Igk MSN will replace, at no additional charge, any
                  Candidate who leaves Clients employ or is discharged by Client within 30 days from the date of placement. In order for replacement to occur, Client must contact Igk MSN within five
                  (5) working days from the date of Candidate's termination, and Client must have paid in full all outstanding invoices to Igk MSN including the placement fee for the Candidate. Failure of Client to pay placement fee in full prior to the Candidate's termination date will nullify and void any replacement or guarantee period.

5.                 The placement fee shall be payable in full on the
                  first day of full time hire of the Candidate. Any amount not paid within fourteen (14) days will be subject to a late charge at a rate of 1.5% per month. Igk MSN shall be entitled to all costs incurred in collecting the placement fee from Client including reasonable attorney's fees and court costs. Failure of Client to pay placement fee in full within fourteen
                  (14) days will nullify and void any replacement or guarantee period.

6.                All candidates will be contacted and screened by Igk
                  MSN prior to submission for Client consideration. Both parties agree that the submission of Candidates by Igk MSN and their review by Client will be conducted confidentially and will not disclosed to third parties without the written consent of the other party.

7. Once the client hires a candidate, it is clients' responsibility to follow up on internal paperwork, which will include company application, I-9, tax forms, etc. Igk MSN will not be held responsible for any actions resulting from the failure of client to do so.

8.                Above rates are held for one (1) year from date of agreement.
                  Either party may cancel agreement with 30 days written notice.

If the foregoing terms and conditions are satisfactory, please sign and return a copy of this letter whereupon it will became a binding agreement enforceable in accordance with its terms. Acceptance of candidates for interviewing will serve as acceptance of contract terms.

We look forward to a long and mutually beneficial relationship with you and hope we can address all of your temporary and regular employee reeds.

                                    Very truly yours,

                                    Lgk MEDIA STAFFING NETWORK, INC.

                                    By:   /s/
                                        -------------------------------------



Accepted and agreed as of  April 19, 2001
                          -----------

By:     /s/ Robert S. Vail
   -----------------------------------------
         Authorized Agent

                                   SCHEDULE A
                          Position Master Agreement for
                            Executive Search Services
                    between Igk Media Staffing Network, Inc.
                                       and
                              Small Town Radio Inc.

1.       Type/Classification of Igk MEDIA STAFFING NETWORK Personnel:
       President/GM, Chief Engineer, Field Sales Manager, Chief Programmer

2.       Total number of Personnel Requested: 4

3.       Start Date Requested for New Hire: TBD

4.       Market: Atlanta

5.       Rate Structure:
                           Base salary: TBD
                           Total Projected annual income: TBD

                           Fee (%): 25% for placements 1 & 2
                           23% for each placement thereafter

                           Guarantee: 90 days

6. Other/Misc. $10,000 retainer towards the first placement. Each placement thereafter will be on contingency. Any additional expenses such as advertising or travel will be billed separately. Additional expenses will only be valid with advance client approval.

                  In exchange for a reduction in fees, this is an exclusive arrangement. All potential candidates will be presented via MSN. Exclusivity can be withdrawn with 14 days written notice by client. If exclusivity is withdrawn, MSN fees will revert to 33% for any date hired through MSN.

                               By:   /s/
                                  -----------------------------------------
                                        Igk Media Staffing Network

Accepted and agreed as of  April 19, 2001.
                          -----------

Small Town Radio, Inc.

By:     /s/ Robert S. Vail
   -----------------------------------------
         Authorized Agent

             Above rates are valid for 1 year from date of agreement